Exhibit 99.1

NWT URANIUM CORP. AND NU-MEX URANIUM CORP.
TERMINATE ARRANGEMENT AGREEMENT

ALBUQUERQUE, NM / VANCOUVER, BC / February 13, 2008 - Nu-Mex Uranium Corp. ("Nu-Mex") and NWT Uranium Corp. ("NWT") announced today that as a result of market circumstances the companies have mutually agreed to terminate the arrangement pursuant to which Nu-Mex was to acquire 100% of the securities of NWT pursuant to a court approved plan of arrangement (which was previously announced on December 20, 2007). NWT and Nu-Mex have signed a termination and mutual release agreement pursuant to which each party released the other from all liabilities and obligations relating to the arrangement.

ABOUT NWT URANIUM CORP:

NWT Uranium Corp. is an international resource exploration company with an experienced, highly technical management team. Since its inception, NWT has concentrated on the acquisition of properties with potential uranium targets.

For further information see: www.nwturanium.com
Symbol: OTCBB - NWURF; TSX Venture - NWT
Contact person: Marek J. Kreczmer, M.Sc., P.Eng., President and CEO, NWT Uranium Corp., (866) 437-9551 or +1 (416) 489-0092; info@nwturanium.com.

ABOUT NU-MEX URANIUM CORP:

Nu-Mex Uranium Corp. is an exploration stage uranium mining company with corporate offices in London, England, and operational offices in New Mexico, USA. Its foundational assets are located in the southwest United States. Nu-Mex is focused on uranium resources that can be brought to near-term production.

For further information see: www.nu-mexuranium.com
Symbol: OTCBB - NUMX; Frankfurt AN4, WKN NO. A0MUN4.
Contact person: D. Bruce Horton, President and CEO, Nu-Mex Uranium Corp., (505) 842-5537
Contact North America: Investor Relations Tel.: 866-676-0153
Contact Europe: Investor Relations Tel.: +44-20-7665-1646

SAFE HARBOR STATEMENTS:

This press release contains "forward-looking information" that is based on the parties' current expectations, estimates, forecasts and projections. This forward-looking information includes, among other things, statements with respect to Nu-Mex's proposed business combination with NWT. The words "may", "would", "could", "should", "will", "likely", "expect," "anticipate," "intend", "estimate", "plan", "forecast", "project" and "believe" or other similar words and phrases are intended to identify forward-looking information. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the parties' actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information. Such factors include, but are not limited to: future plans and objectives of NWT and Nu-Mex, including future exploration and development. This list is not exhaustive of the factors that may affect our forward-looking information. These and other factors should be considered carefully and readers should not place undue reliance on such forward-looking information. Both parties disclaim any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

This press release has been prepared by management of the parties who takes full responsibility for its contents. Each of the TSX Venture Exchange, the NASD, the SEC and the OTCBB neither approves nor disapproves of the contents of this press release. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.